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Veraz Networks, Inc.	VRAZ	Q2 2010 Earnings Call	Aug. 12, 2010
Company ▲	Ticker▲	Event Type▲	Date▲
MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon and welcome to Veraz Networks Incorporated Second Quarter 2010 Financial Results Conference Call. [Operator Instructions] Please note that today’s event is being recorded.

At this time I would like to turn the conference call over to Mr. Ron Vidal. Please go ahead.

Ron Vidal, Investor Relations, MBS Value Partners

Thank you, Operator. With me today on today’s call are Doug Sabella, Veraz’s President and Chief Executive Officer, and Al Wood, Veraz’s Chief Financial Officer. At approximately 4.10 pm Eastern Time, Veraz issued a press release with the results of its second quarter ended June 30, 2010 on Business Wire. The text of this release is available on our website at www.veraznetworks.com.

We’d like to remind you that during the course of this conference call, Veraz management may make forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations and strategic opportunities and statements as to the company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts, but rather are based on Veraz’s current expectations and beliefs and are based on information currently available to us.

Words such as may, will, expect, intends, plans, believes, targets and estimates and variations of these words are intended to identify forward-looking statements. By discussing our current perception of the market and making these forward-looking statements, we are not undertaking obligation to provide updates in the future. Veraz’s actual results may differ materially from those projected in these forward-looking statements and no one should assume at a later date that these comments from today are still valid.

Please refer to Veraz’s recent SEC filings for a more detailed description and discussion of these and other risk factors. Any future product, feature or related specification that may be referenced in today’s call are for informational purposes only and are not commitments to deliver any technology or enhancement. And Veraz reserves the right to modify future product plans at any time.

I would now like to turn over the call to Veraz’s President and CEO, Doug Sabella.

D. A. Sabella, Chief Executive Officer

Thanks, Ron, and thank you for joining us on our second quarter earnings call. With me today on the call is our CFO Al Wood. I’ll begin the call by providing an overview of our business, an update on our pending merger with Dialogic and then I’ll turn the call over to Al for a detailed description of our financial results.

We began to see significant traction in Q2, with our SBC product and significant customer interest in our soon-to-be released mobile backhaul solution. While we are encouraged by the market response to these new products, we saw lower than anticipated revenues for Q2 largely driven by restrictions in shipping already accepted orders in India, an issue that is being experienced by many of the technology companies selling into the Indian carriers. We have traditionally recognized approximately $2 million of revenue from India each quarter, yet for the second quarter in a row, we were unable to close the majority of our deals. We have recently received customer clearance for shipping product into India, but it is unclear if this is a temporary opening or something more sustainable.

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Veraz Networks, Inc.	VRAZ	Q2 2010 Earnings Call	Aug. 12, 2010
Company ▲	Ticker▲	Event Type▲	Date▲

In addition to India, we received approximately $600,000 of orders from Africa that we were unable to ship and approximately $1 million of orders from Brazil slipped into Q3. However, our order backlog remains at near all-time highs and we are confident that our announced plans to merge with Dialogic will give us the size and scale needed to remain a true mission critical supplier to our customers.

In light over our revenue shortfall, we have taken action in the third quarter to streamline the business. Naturally, all of our actions are taken with careful thought toward the impact on the pending merger with Dialogic, anticipating that we enter the merger as a profitable company. While we continue to support the hybrid switching and gateway business with our fully featured products, our new investment focus is now exclusively targeting the IP switching, SBC and mobile backhaul business.

In the SBC arena, we have won five customers to date, for both interconnect and access applications; have completed or are in trial with five additional customers; and expect to at least double our customer count at the end of 2010. We expect a significant revenue growth in 2011 with important deployments occurring in all our major markets, with particular success expected in India, Brazil and Russia.

In a recent win we beat out a large competitor who offered a lower priced solution that also offered less value. We believe that our competitive advantages include performance, capacity and scalability in a cost-effective form factor with five nines reliability. These advantages coupled with ease of management and service reach provide us with a compelling value proposition for customers.

In the mobile backhaul market, there are many solutions for operators trying to accommodate their ever-expanding data requirements. However, most solutions are focused on fiber availability, which in most of the world and especially in the fastest growing markets is limited. Veraz is focused on enabling service providers to use and optimize their existing infrastructure and thus enable data growth.

We currently have trials planned with two mobile carriers in Q4. These two carriers are among the top five mobile operators in the world. We expect to gain broad acceptance for our backhaul solution, because of its unique ability to double the capacity of a carrier’s existing backhaul network. Our solution both reduces the carrier’s CapEx, while also enabling revenue-generating, bandwidth-intensive data applications.

After our pending merging with Dialogic closes, we expect these new products will complement the exciting family of mobile and enterprise solutions being offered by Dialogic. Dialogic continues to be a globally recognized leader of platforms and solutions into the largest carriers and enterprises in the world. They have taken their historical dominance in the voice world and are both complementing and merging it into the dynamic and emerging world of mobile video solutions.

The complexity of both one-way and two-way video communications presents tremendous technological challenges to the industry. To address these challenges Dialogic has introduced a family of video gateways and software solutions that enhance the enduser experience, which in turn will increase carriers’ ARPU and grow subscription and advertising dollars captured by the growing number of content providers.

Our merger plans with Dialogic are proceeding as expected. Last week we filed our definitive proxy statement with the SEC. We will hold our shareholder meeting at September 30, 2010 and expect the transaction to close in early October. Dialogic had a solid Q2 and is making significant progress as it invests in next generation video solutions for the mobile market. We will be naming the full management team in late August.

We believe that the combined company will have a significant competitive advantage for three reasons. First, we will be a global company with a strong reputation in the fastest-growing telecom markets. Second, we will have over 3,000 customers that transcend both the service provider and enterprise markets. And finally, we have a strong product pipeline in the high growth segments of the mobile and enterprise markets. In summary, we believe that the company has reached a turning point that will lead to growth and prosperity for our shareholders.

And now, I’ll turn the call over to Al.

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Veraz Networks, Inc.	VRAZ	Q2 2010 Earnings Call	Aug. 12, 2010
Company ▲	Ticker▲	Event Type▲	Date▲

A. J. Wood, Chief Financial Officer

Thanks, Doug and good afternoon everyone. We’re pleased to be reporting second quarter 2010 results. For Q2 FY ‘10 total revenues were $14.7 million, a 9% decrease as compared to $16.1 million in Q1 FY ‘10. We saw some deals not close in Q2 as expected. Even though our customers are planning for network expansions largely driven by increased demand for mobile voice and data services, we still saw delays in purchase decisions due to the uncertain economic environment. In addition, we had approximately $1.5 million of orders from India customers where the revenue was deferred because the products could not be delivered due to the India regulatory issues concerning the importation of telecommunications equipment.

Finally, as we’ve stated in previous earnings calls, our product revenues are often lumpy and difficult to predict. In Q2, we had some deals for which we had expected to be able to recognize revenue, but were not able to do so, primarily due to delays in installation and completion of the customer acceptance test plans. The cumulative effect of the delays and purchases in the telecom sector, revenue deferrals due to the India regulatory issues and the usual revenue lumpiness combined to cause the revenue shortfall for Q2.

While we had a less than satisfactory quarter from a revenue perspective, we continued to steadily expand the already diverse customer base from which our revenues are generated. Only one customer accounted for 10% or more of our Q2 revenues. Our top 10 customers accounted for 48% of our Q2 revenues and only one customer accounted for $1 million or more of our Q2 ‘10 revenues. We believe this lack of customer concentrations has been and continues to be a significant advantage, as we are not overly reliant on any particular customer, capital budget, geography or type of network operator.

On a geographic basis, our Q2 FY ‘10 revenues were 26% from North America and 74% international, roughly commensurate with the weighting of Q1 FY ‘10 revenues, which were 25% from North America and 75% international. The geographic mix of revenues can vary significantly on a quarterly basis depending on the timing of the completion of projects and other factors.

Our Q2 IP product revenues consisting of our Media Gateway and ControlSwitch family of products were $7.5 million, a $700,000 decrease from the $8.2 million IP product revenues recognized in the preceding quarter and a decrease of $2.5 million from Q2, FY ‘09. Our legacy DCME product revenues were $200,000 for Q2 FY ‘10, down $1 million from Q1 FY ‘10. As we’ve said previously, at this late stage of the product life cycle of this legacy product, the DCME product revenues will vary from quarter-to-quarter. We still expect our DCME product sales to continue to decline over time, while there will be some periods where the DCME sales are different than our expectations.

Our services revenues of $7 million is a 5% increase from Q1 FY ‘10 and a 14% increase from the same quarter of last year. This services revenue performance reflects both higher installation activities in the quarter and maintenance revenue that continues to increase as a result of our growing customer base. As expected, the mix of service revenues continues to shift steadily towards the IP business, which offsets the expected decline in the service revenues attributable to our legacy DCME business.

Total gross margin in Q2 FY ‘10 was 56.5 million – was 56.5%, an increase from 55.5% in Q1 FY ‘10 and from 54.1% realized in Q2 FY ‘09. Q2 FY ‘10 IP product gross margin was 61%, which was also higher than the Q1 FY ‘10 IP product gross margin of 58.6% and higher than the Q2 FY ‘09 margin of 54.7%. In short, despite the disappointing revenues, the gross margins remained strong. As we have stated previously, the percentage of total gross margin as well as the IP product margin will vary due to the mix of revenues, as well as the characteristics of the specific deals recognized within the period.

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Veraz Networks, Inc.	VRAZ	Q2 2010 Earnings Call	Aug. 12, 2010
Company ▲	Ticker▲	Event Type▲	Date▲

We continue to strive to achieve the right balance between maintaining relatively high gross margins for our products and growing our market share. Despite the challenging economic environment, we are pleased to be able to continue to maintain relatively strong gross margins. As we’ve stated in the past, while we are not the low-price leader in competitive situations, our customers recognize the quality of our products, services and our overall commitment to their success.

While there will be some variability in any given quarter, our long-term business model, we expect to have total gross margins of 55 to 60%, and this quarter’s results meet those goals. For Q2 FY ‘10 operating expenses were $14 million including $900,000 of stock compensation and non-GAAP strategic alliance expenses, as compared to $14 million including 800,000 for stock compensation and non-GAAP strategic alliance expense for Q1 FY ‘10 and $13 million including 800,000 of stock compensation for Q2 FY ‘09. On a non-GAAP basis our Q2 FY ‘10 operating expenses were $13.2 million, flat as compared to Q1 FY ‘10 and $12.1 million for Q2 FY ‘09.

We continue to aggressively manage our operating expenses as seen by our consistent operating expense results in the first two quarters of 2010. We are successfully driving the organization towards a highly effective and efficient operating model, while still delivering quality products and services to our customers and we’re pushing hard to return to profitability as soon as possible. In short, we are focused on and remain committed to restraining our expenses, while growing revenues to return to profitability and positive cash flow.

Other income and expenses and income tax netted to $0.5 million negative for Q2 FY ‘10. Net loss for the period was $6.2 million, or $0.14 loss per share. On a non-GAAP basis net loss was $5.2 million, or $0.12 loss per share.

Turning to the balance sheet, our cash, restricted cash and short-term investments were $30.6 million, a decrease of $600,000 as compared to $31.2 million as of Q1 FY ‘10. For Q2 FY ‘10, we had negative cash flow from operations of $400,000.

In Q2 FY ‘10, our deferred revenue increased to $14.5 million as compared to $13 million in Q1 FY ‘10. As we’ve said in previous communications, our deferred revenue balance is merely a subset of our total backlog, and thus fluctuations in the deferred revenue balance may not always be a good leading indicator of our total future revenues. In Q2, our book-to-bill the ratio was below one. In Q2 FY ‘10 our accounts receivable decreased from Q1 FY ‘10 by $6.3 million to $21.4 million as a result of aggressive collection efforts and the booking of a$2 million allowance for bad debt. Our DSO decreased from 155 to 131 days.

In summary, while we still have many challenges in front of us, we are encouraged by the fact that we were able to swiftly trim expenses and take other measures to adjust to the difficult economic times that are now unfolding and at the same time, continue to grow our business. We believe that although we are in a challenging environment, we are committed to taking the steps necessary to meet those challenges and deliver value to our customers and to our shareholders. We look forward to updating you with reports on our progress in future calls.

We will now take your questions. Operator?

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Veraz Networks, Inc.	VRAZ	Q2 2010 Earnings Call	Aug. 12, 2010
Company ▲	Ticker▲	Event Type▲	Date▲

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] And we have a question from John Jung from Trailhead. Please go ahead with your question.

<Q>: Good afternoon. I’d have to say, as a shareholder, I’m disappointed in your results. I don’t see the effect of this swift cost-cutting, its numbers and it seems that the numbers that are being maintained are the compensation, the deferred comp. And I’m concerned about how much money you guys have got in this merger. We’ve got a lot of money in this deal and we’re not seeing very good results, to be honest with you. We’re kind of concerned about whether we want to stay with this investment. Can you give us some idea of how much money you guys have got in this deal other than the options that the shareholders have granted you?

<A – A. J. Wood>: Doug, if it’s all right I’ll start with this one. So, first of all with respect to the cost-cutting measures, we have shown a significant decrease sequentially, on a quarterly basis. We did have a one – a much larger than usual bad debt expense in Q2. If we took that number out, you would actually see a sequential decline. With respect to the merger itself and management’s stake in that, we’d refer you to the proxy statement, which discloses all of management’s interests in the merger itself.

<Q>: [inaudible].

Operator: [Operator Instructions] And at this time I’m showing no additional questions and would like to turn the conference call back over to management for any closing remarks.

D. A. Sabella, Chief Executive Officer

Great. Thank you very much for calling in to our Q2 2010 financial results call and we look forward to reporting on our future progress. Thank you.

Operator: We thank you for participating in the Veraz Networks conference call. This concludes today’s event. You may now disconnect your telephone lines.

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